EXHIBIT 21.1
                             LIST OF SUBSIDIARIES

BE AEROSPACE, INC.
BE Aerospace (USA), Inc.
BE Aerospace Netherlands BV
Royal Inventum, BV
BE Aerospace (Sales & Services) BV
BE Aerospace (UK) Holdings Limited
BE Aerospace (UK) Limited
AFI Holdings Ltd.
Fort Hill Aircraft Ltd.
CF Taylor (B/E) UK Limited
CF Taylor (Wales) Ltd.
BE Aerospace Services, Inc.
BE Advanced Thermal Technologies, Inc.
Acurex Corporation
BE Aerospace International Ltd.
Nordskog Industries, Inc.
Burns Aerospace (SARL)
Puritan-Bennett Aero Systems Corporation
Sextant In-Flight Systems, LLC (1%)
BE Intellectual Property, Inc.
Sextant In-Flight Systems, LLC (1%)
Sextant In-Flight Systems, LLC (47%)
Aerospace Interiors, Inc.
Aerospace Lighting Corporation
SMR Aerospace, Inc.
Flight Structures, Inc.
BE Aerospace Canada, Inc.
BE Aerospace (Canada) Company
BE Aerospace (France) SARL